Exhibit 99.1

CELSIUS TO VOLUNTARILY WITHDRAW NASDAQ LISTING
COMMON STOCK AND WARRANTS TO TRADE ON THE OTC BULLETIN BOARD

Boca Raton, Florida — December 22, 2010 — Celsius Holdings, Inc. (“Celsius”) (NASDAQ: CELH), the creator of Celsius®, Your Ultimate Fitness Partner ™, today announced that following further discussions with NASDAQ with respect to the company’s ability to regain compliance with the minimum stockholders’ equity requirement for continued listing, Celsius has voluntarily withdrawn the listing of its common stock and warrants on the NASDAQ Capital Market effective the close of business on December 31, 2010.

It is anticipated that our common stock and warrants will commence trading on the OTC Bulletin Board, on or about January 3, 2011, under the current symbols.

About Celsius
Celsius®, Your Ultimate Fitness PartnerTM, is a great tasting pre-exercise supplement drink that has been scientifically shown to burn calories, reduce body fat, energize metabolism, and provide lasting energy. Celsius contains no sugar, no high fructose corn syrup, no aspartame, and no artificial flavors, colors or preservatives, and is very low in sodium. Celsius is powered by a proprietary blend of ingredients, MetaPlus®, which includes Green Tea with EGCG, Ginger, Caffeine, Calcium, Chromium, B Vitamins and Vitamin C.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, which is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius®, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com

Forward-Looking Statements
Certain statements made in this press release are forward-looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated and consequently, you should not rely on these forward-looking statements as predictions of future events. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Company Contact Information:
Geary Cotton /Celsius/ (866) 4-CELSIUS or gcotton@celsius.com